Exhibit 99.1

NEWS RELEASE
Contacts:
Manuel Mondragon, Vice President of Finance
investorrelations@wtoffshore.com
713-297-8024
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE REPORTS SECOND QUARTER RESULTS

HOUSTON — August 4, 2009 — W&T Offshore, Inc. (NYSE: WTI) today provides financial and operational results for the second quarter 2009. Some of the highlights for the second quarter 2009 include:

•	Production increased 16% to 24.8 Bcfe from 21.4 Bcfe in the first quarter of 2009

•	Oil and natural gas liquids increased 29% to 1.9 MMbbls from 1.5 MMbbls in the first quarter of 2009 and represented 46% of second quarter production.

•	Adjusted EBITDA increased 42% to $79.8 million from $56.2 million in the first quarter of 2009

•	67% success in the drilling program, successfully drilling four out of six wells, including one successful deep shelf development well

Tracy W. Krohn, Chairman and Chief Executive Officer, commented, “As a result of the continuing strength in oil prices, the successful cost reduction efforts put in place by the Company, increased production due to our drilling program and pipelines returning to production post Hurricane Ike, the Company returned to profitability in June. I am extremely optimistic that our cash flows from operations will be increasing for the remainder of the year.”

“As we have now completed most of our drilling projects for the year and continue to look at our best use of capital in the second half of 2009, we will focus on building cash for strategic opportunities, including acquisitions and attractive third party projects. We believe that over the next 12 to 18 months, sellers and buyers will be increasingly more willing to complete transactions at valuations that are attractive to us,” added Mr. Krohn.

Revenues, Net Income/Loss and EPS: Net loss for the second quarter of 2009 was $6.0 million, or $0.08 per common share, on revenues of $150.4 million, compared to net income for the same quarter of 2008 of $134.6 million, or $1.76 per share, on revenues of $461.0 million. Net loss for the six months ended June 30, 2009 was $236.7 million, or $3.14 per common share, on revenues of $267.9 million, compared to net income of $214.4 million, or $2.81 per share, on revenues of $817.5 million for the first six months of 2008. The six months ended June 30, 2009 includes a $205 million ceiling test impairment, which was recorded in the first quarter of 2009. The adjusted net loss for the six month period is $57.0 million, or $0.76 per share.

Net loss for the second quarter of 2009 reflects the impact of a $1.0 million benefit from the change in fair value of our interest rate swap ($0.4 million after-tax) and $2.9 million loss from extinguishment of debt ($1.1 million after-tax). Without the effect of the unrealized derivative gain and loss from extinguishment of debt, net loss for the second quarter of 2009 would have been $5.3 million, or $0.07 per common share. Net income for the second quarter of 2008 included an unrealized derivative loss of $10.2 million ($6.7 million after-tax). Without the effect of the unrealized derivative loss, net income for the second quarter of 2008 would have been $141.3 million, or $1.86 per diluted share. See “Non-GAAP Information” later in this press release. The net loss in the second quarter is principally due to a lower average realized price of $6.06 per thousand cubic feet equivalent (“Mcfe”), versus $14.89 per Mcfe (unhedged) in 2008, decreased sales volumes for oil and natural gas related to the deferral of production caused by Hurricanes Gustav and Ike, and natural reservoir declines.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are hereinafter defined in “Non-GAAP Information” later in this press release. Net cash provided by operating activities for the three months ended June 30, 2009 decreased 94% to $17.2 million from $305.6 million for the three months ended June 30, 2008. The decrease was mainly a result of lower realized prices and lower volumes. Second quarter 2009 Adjusted EBITDA was $79.8 million compared to $374.1 million during second quarter 2008, or a 79% decrease. Adjusted EBITDA was $130.9 million for the six months ended June 30, 2009, compared to $653.3 million for the comparable period of 2008.

Production and Prices: We sold 13.4 billion cubic feet (“Bcf”) of natural gas at an average realized price of $3.89 per thousand cubic feet (“Mcf”) in the second quarter of 2009. We also sold 1.9 million barrels (“MMBbls”) of oil and natural gas liquids at an average realized price of $51.61 per barrel (“Bbl”) during the same period. For the second quarter of 2008, we sold 17.0 Bcf of natural gas at an average realized price of $11.53 per Mcf and 2.3 MMBbls of oil and natural gas liquids at an average realized price of $113.74 per Bbl. On a natural gas equivalent (“Bcfe”) basis, we sold 24.8 Bcfe at an average realized price of $6.06 per Mcfe in the second quarter of 2009 compared to 31.0 Bcfe sold at an average realized price of $14.89 per Mcfe in the second quarter of 2008.

For the six months ended June 30, 2009, our natural gas production totaled 25.9 Bcf and was sold at an average realized price of $4.47 per Mcf while our oil and natural gas liquids production totaled 3.4 MMBbls, which was sold at an average realized price of $44.93 per Bbl. On a combined, basis our production was 46.2 Bcfe sold at an average realized price of $5.79 per Mcfe. For the comparable 2008 period, we produced 34.7 Bcf of natural gas that was sold at an average realized price of $10.09 per Mcf and 4.5 MMBbls of oil and natural gas liquids production sold at an average realized price of $103.46 per Bbl. On a combined, basis our production was 61.8 Bcfe sold at an average realized price of $13.23 per Mcfe.

Lease Operating Expenses: On a nominal basis, LOE for the second quarter of 2009 decreased to $54.1 million, or $2.18 per Mcfe, from $54.3 million, or $1.75 per Mcfe, in the second quarter of 2008. Included in lease operating expenses for the second quarter of

2009 are $5.0 million of hurricane remediation costs related to Hurricanes Ike and Gustav that were either not yet approved by our insurance underwriters or were not covered by insurance. Lease operating expenses will be offset in future periods to the extent these costs are recovered under our insurance policy. LOE on a per Mcfe basis increased primarily due to lower volumes associated with deferred production due to Hurricanes Ike and Gustav and natural reservoir declines.

On a nominal basis, LOE for the six months ended June 30, 2009 remained flat at $104.3 million, or $2.26 per Mcfe, compared to $104.2 million, or $1.69 per Mcfe for the same period in 2008. LOE for the first six months included $15.2 million in hurricane remediation costs. Excluding this, LOE was lower in the 2009 period due to a decrease in base lease operating expenses, fewer workovers and lower facilities expenses.

Depreciation, depletion, amortization and accretion: DD&A decreased to $84.6 million, or $3.41 per Mcfe, in the second quarter of 2009 from $153.8 million, or $4.97 per Mcfe, in the second quarter of 2008. DD&A decreased primarily as a result of a lower depreciable base (due to impairment charges at December 31, 2008 and March 31, 2009 of $1.2 billion and $205 million, respectively), lower production volumes compared to 2008 due in part to the sale of certain assets resulting in a net reduction in our asset retirement obligations. DD&A for the six months ended 2009 was $176.1 million, or $3.81 per Mcfe, compared to DD&A of $299.3 million, or $4.85 per Mcfe, for the same period in 2008.

Liquidity: Our cash balance at June 30, 2009 was $100.7 million and we had $262.4 million of undrawn capacity under our revolving credit facility. During the second quarter we paid off our $205 million Term Loan B with a draw under our revolver. Also during the second quarter we subsequently paid off $63 million of the revolver, leaving us $142.5 million drawn under the facility at June 30, 2009, which matches the notional amount of our interest rate swap. In the second half of 2009, we expect to rebuild our cash position since the vast majority of our capital expenditures were front-end loaded for the year and only approximately $30 million still remains.

Capital Expenditures and Operations Update: For the three months ended June 30, 2009, capital expenditures for oil and natural gas properties of $111.3 million included $44.4 million for exploration activities, $56.0 million for development activities and $10.9 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $14.0 million in the deepwater, $0.2 million on the deep shelf and $86.2 million on the conventional shelf and other projects.

For the first six months of 2009, our capital expenditures for oil and natural gas properties were $239.7 million, including $80.2 million for exploration activities, $144.2 million for development activities and $15.3 million for seismic, capitalized interest and other leasehold costs. Our development and exploration capital expenditures consisted of $30.8 million in the deepwater, $0.3 million on the deep shelf and $193.3 million on the conventional shelf and other projects. Cash from operating activities and cash on hand financed our capital expenditures for the three and six months ended June 30, 2009.

Drilling Highlights: In the second quarter of 2009, the Company drilled or participated in the drilling of six wells. Of these, five were exploratory shelf wells and one was a deep shelf development well.

Commercial Wells

Lease Name/Well	Category	Working Interest %

Main Pass 279 A-5ST	Exploration/Shelf	89%
Ship Shoal 349 A-12ST	Development/Deep Shelf	100%
Main Pass 108 E-2	Exploration/Shelf	67%
South Timbalier 315 A-5	Exploration/Shelf	100%

Non-commercial Wells

Lease Name/Well	Category	Working Interest %

South Timbalier 316 A-4	Exploration/Shelf	80%
South Marsh Island 39 B-2ST	Exploration/Shelf	50%

Outlook: Guidance for the third quarter and full year 2009 is shown in the table below, which represents the Company’s best estimate of likely future results, and is affected by the factors described below in “Forward-Looking Statements.”

Third Quarter and Full-Year 2009 Production and Revised Cost Guidance:

Estimated Production	Third Quarter 2009	Full-Year 2009
Crude oil (MMBbls)	1.5 –1.9	6.5 –8.4
Natural gas (Bcf)	12.1 –14.4	43.6 –56.1
Total (Bcfe)	21.1 –25.8	82.8 – 106.4

Operating Expenses ($ in millions, except as noted)	Third Quarter 2009	Prior Full-Year 2009	Revised Full-Year 2009
Lease operating expenses	$48 – $59	$205 – $245	$205 – $235
Gathering, transportation & production taxes	$4 – $5	$20 – $24	No change
General and administrative	$10 – $12	$45 – $48	No Change
Income tax rate	0%	9%	14%

Conference Call Information: W&T will hold a conference call to discuss financial and operational results on Tuesday August 4, 2009 at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time. To participate, dial (480) 629-9771 a few minutes before the call begins. The call will also be broadcast live over the Internet from the Company’s website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until Tuesday, August 11, 2009, and may be accessed by calling (303) 590-3030 and using the pass code 4112103.

About W&T Offshore

W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater and deep shelf regions, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 148 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production n operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2008 (www.sec.gov).

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share data)		(In thousands, except per share data)

Revenues	$150,432	$461,015	$267,854	$817,510

Operating costs and expenses:
Lease operating expenses (1)	54,080	54,329	104,311	104,151
Gathering, transportation costs and production taxes	4,335	7,925	7,640	16,746
Depreciation, depletion and amortization	74,515	143,908	155,303	279,877
Asset retirement obligation accretion	10,080	9,927	20,827	19,446
Impairment of oil and natural gas properties (1)	—	—	205,030	—
General and administrative expenses	10,731	11,062	22,167	23,637
Derivative loss	460	23,767	852	36,071

Total costs and expenses	154,201	250,918	516,130	479,928

Operating income (loss)	(3,769)	210,097	(248,276)	337,582
Interest expense:
Incurred	11,740	12,461	24,249	26,839
Capitalized	(1,722)	(4,762)	(3,504)	(10,435)
Loss on extinguishment of debt	2,926	—	2,926	—
Other income	218	2,691	723	5,131

Income (loss) before income tax expense (benefit)	(16,495)	205,089	(271,224)	326,309
Income tax expense (benefit)	(10,521)	70,479	(34,513)	111,893

Net income (loss)	$(5,974)	$134,610	$(236,711)	$214,416

Basic and diluted earnings (loss) per common share (2)	$(0.08)	$1.76	$(3.14)	$2.81

Weighted average common shares outstanding	74,642	75,910	75,308	75,907

Consolidated Cash Flow Information
Net cash provided by operating activities	$17,191	$305,563	$46,413	$547,962
Capital expenditures-oil and natural gas properties	111,320	153,322	239,684	399,156

Other Financial Information
EBITDA	$77,900	$363,932	$129,958	$636,905
Adjusted EBITDA	79,800	374,142	130,865	653,300

(1)	Certain reclassifications have been made to prior periods’ financial statements to conform to the current presentation, including a reclassification of $5.2 million of costs previously included in impairment of oil and natural gas properties during the quarter ended March 31, 2009 to lease operating expenses.
(2)	Earnings per share data for the three and six months ended June 30, 2008 has been calculated and restated retrospectively in accordance with FSP 03-6-1, which resulted in a decrease of $0.01 from each of the amounts previously reported as basic and diluted earnings per common share for the three and six months ended June 30, 2008. The adoption of FSP 03-6-1 did not have an effect on our basic loss per common share for the three and six months ended June 30, 2009.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Operating Data

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net sales:
Natural gas (MMcf)	13,353	16,980	25,905	34,663
Oil (MBbls)	1,909	2,331	3,386	4,519
Total natural gas and oil (MBoe) (1)	4,135	5,161	7,703	10,297
Total natural gas and oil (MMcfe) (2)	24,808	30,963	46,221	61,780

Average daily equivalent sales (MBoe/d)	45.4	56.7	42.6	56.6
Average daily equivalent sales (MMcfe/d)	272.6	340.3	255.4	339.4

Average realized sales prices (Unhedged):
Natural gas ($/Mcf)	$3.89	$11.53	$4.47	$10.09
Oil ($/Bbl)	51.61	113.74	44.93	103.46
Barrel of oil equivalent ($/Boe)	36.38	89.32	34.77	79.38
Natural gas equivalent ($/Mcfe)	6.06	14.89	5.79	13.23

Average realized sales prices (Hedged): (3)
Natural gas ($/Mcf)	$3.89	$11.53	$4.47	$10.09
Oil ($/Bbl)	51.61	108.33	44.93	99.35
Barrel of oil equivalent ($/Boe)	36.38	86.87	34.77	77.58
Natural gas equivalent ($/Mcfe)	6.06	14.48	5.79	12.93

Average per Boe ($/Boe):
Lease operating expenses	$13.08	$10.53	$13.54	$10.12
Gathering and transportation costs and production taxes	1.05	1.54	0.99	1.63
Depreciation, depletion, amortization and accretion	20.46	29.81	22.86	29.07
General and administrative expenses	2.60	2.14	2.88	2.30
Net cash provided by operating activities	4.16	59.21	6.02	53.22
Adjusted EBITDA	19.30	72.49	16.99	63.45

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.18	$1.75	$2.26	$1.69
Gathering and transportation costs and production taxes	0.17	0.26	0.17	0.27
Depreciation, depletion, amortization and accretion	3.41	4.97	3.81	4.85
General and administrative expenses	0.43	0.36	0.48	0.38
Net cash provided by operating activities	0.69	9.87	1.00	8.87
Adjusted EBITDA	3.22	12.08	2.83	10.57

(1)	One million barrels of oil equivalent (MMBoe), one thousand barrels of oil equivalent (Mboe) and one barrel of oil equivalent (Boe) are determined using the ratio of one Bbl of crude oil, condensate or natural gas liquids to six Mcf of natural gas (totals may not add due to rounding).
(2)	One billion cubic feet equivalent (Bcfe), one million cubic feet equivalent (MMcfe) and one thousand cubic feet equivalent (Mcfe) are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or natural gas liquids (totals may not add due to rounding).
(3)	Data for 2008 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30, 2009	December 31, 2008
	(In thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$100,733	$357,552
Receivables:
Oil and natural gas sales	53,538	36,550
Joint interest and other	61,703	83,178
Insurance	55,579	2,040
Income taxes	50,876	34,077

Total receivables	221,696	155,845
Prepaid expenses and other assets	55,153	30,417

Total current assets	377,582	543,814
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $101,467 at June 30, 2009 and $99,139 at December 31, 2008 were excluded from amortization)	4,832,494	4,684,730
Furniture, fixtures and other	14,850	14,370

Total property and equipment	4,847,344	4,699,100
Less accumulated depreciation, depletion and amortization	3,586,368	3,217,759

Net property and equipment	1,260,976	1,481,341
Restricted deposits for asset retirement obligations	24,136	24,138
Deferred income taxes	11,877	—
Other assets	7,494	6,893

Total assets	$1,682,065	$2,056,186

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities of long-term debt	$—	$3,000
Accounts payable	205,373	228,899
Undistributed oil and natural gas proceeds	25,997	29,716
Asset retirement obligations	101,488	67,007
Accrued liabilities	10,719	18,254
Deferred income taxes	11,877	—

Total current liabilities	355,454	346,876
Long-term debt, less current maturities – net of discount	592,500	650,172
Asset retirement obligations, less current portion	402,945	480,890
Other liabilities	3,149	6,021
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 77,817,032 issued and 76,387,546 outstanding at June 30, 2009; 76,291,408 issued and outstanding at December 31, 2008	1	1
Additional paid-in capital	376,336	372,595
Retained earnings (accumulated deficit)	(38,726)	200,274
Treasury stock, at cost	(9,247)	—
Accumulated other comprehensive loss	(347)	(643)

Total shareholders’ equity	328,017	572,227

Total liabilities and shareholders’ equity	$1,682,065	$2,056,186

W&T OFFSHORE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2009	2008
	(In thousands)
Operating activities:
Net income (loss)	$(236,711)	$214,416
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	179,230	299,323
Impairment of oil and natural gas properties	205,030	—
Amortization of debt issuance costs and discount on indebtedness	1,176	1,316
Loss on extinguishment of debt	2,817	—
Share-based compensation related to restricted stock issuances	3,116	3,098
Unrealized derivative (gain) loss	(2,019)	16,395
Deferred income taxes	(158)	48,602
Changes in operating assets and liabilities	(106,526)	(35,460)
Other	458	272

Net cash provided by operating activities	46,413	547,962

Investing activities:
Acquisition of property interest	—	(116,551)
Investment in oil and natural gas properties and equipment	(239,684)	(282,605)
Proceeds from sale of oil and natural gas properties and equipment	8,368	—
Proceeds from insurance	5,260	—
Purchases of furniture, fixtures and other	(479)	(2,302)

Net cash used in investing activities	(226,535)	(401,458)

Financing activities:
Borrowings of long-term debt	205,441	—
Repayments of long-term debt	(268,441)	(1,500)
Dividends to shareholders	(4,581)	(34,577)
Repurchases of common stock	(9,247)	—
Other	131	(80)

Net cash used in financing activities	(76,697)	(36,157)

Increase (decrease) in cash and cash equivalents	(256,819)	110,347
Cash and cash equivalents, beginning of period	357,552	314,050

Cash and cash equivalents, end of period	$100,733	$424,397

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are “Adjusted Net Income,” “EBITDA,” and “Adjusted EBITDA.” Our management uses these non-GAAP measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures, which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

“Adjusted Net Income” does not include the unrealized derivative (gain) loss, the impairment of oil and natural gas properties, loss on extinguishment of debt, and associated tax effects. Adjusted Net Income is presented because the timing and amount of the derivative items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands, except per share amounts)		(In thousands, except per share amounts)
	(Unaudited)		(Unaudited)

Net income (loss)	$(5,974)	$134,610	$(236,711)	$214,416
Unrealized derivative (gain) loss	(1,026)	10,210	(2,019)	16,395
Impairment of oil and natural gas properties	—	—	205,030	—
Loss on extinguishment of debt	2,926	—	2,926	—
Income tax adjustment for above items	(1,212)	(3,509)	(26,205)	(5,622)

Adjusted net income (loss)	$(5,286)	$141,311	$(56,979)	$225,189

Adjusted earnings (loss) per common share (1)	$(0.07)	$1.86	$(0.76)	$2.97

(1)	Earnings per share data for the three and six months ended June 30, 2008 has been calculated and restated retrospectively in accordance with FSP 03-6-1. The adoption of FSP 03-6-1 did not have an effect on our basic and diluted loss per common share for the three and six months ended June 30, 2009.

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income (loss) plus income tax expense (benefit), net interest expense, depreciation, depletion, amortization and accretion and impairment of oil and natural gas properties. Adjusted EBITDA excludes the loss on extinguishment of debt and the unrealized gain or loss related to our derivative contracts. Although not prescribed under generally accepted accounting principles, we believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(In thousands)		(In thousands)
	(Unaudited)		(Unaudited)

Net income (loss)	$(5,974)	$134,610	$(236,711)	$214,416
Income tax expense (benefit)	(10,521)	70,479	(34,513)	111,893
Net interest expense	9,800	5,008	20,022	11,273
Depreciation, depletion, amortization and accretion	84,595	153,835	176,130	299,323
Impairment of oil and natural gas properties	—	—	205,030	—

EBITDA	77,900	363,932	129,958	636,905

Adjustments:
Loss on extinguishment of debt	2,926	—	2,926	—
Unrealized derivative (gain) loss	(1,026)	10,210	(2,019)	16,395

Adjusted EBITDA	$79,800	$374,142	$130,865	$653,300